Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Wilbur L. Ross
WL Ross & Co. LLC
(212) 826-2111

Mel Stephens
Lear Corporation
(248) 447-1624
WL Ross & Co. and Lear Corporation Form Partnership to Explore
Acquisition Opportunities in the Automotive Interior Sector
     Southfield, Mich., October 17, 2005 — WL Ross & Co. LLC (WLR), a leading private equity firm, and Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today announced that they have signed a framework agreement providing for a joint venture relationship to explore strategic acquisition opportunities in the automotive interior components sector.
     “This proposed joint venture with Lear provides a solid platform for building a leading, global automotive interior components supplier. We see many opportunities to improve the operating fundamentals and profitably grow this business through acquisitions and restructuring actions,” said Wilbur L. Ross Jr., WL Ross & Co. LLC Chairman and CEO.
     Among the opportunities the partners intend the proposed joint venture to explore is acquisition of all or a portion of Collins & Aikman Corporation. Franklin Mutual Advisers, LLC, (FMA), which is also a party to the framework agreement, has agreed to co-invest in the proposed joint venture with WLR.
     The proposed joint venture would involve Lear’s Interior Systems business segment, but not its seating and electrical & electronics businesses. WLR would contribute capital to fund acquisitions. Establishment of the joint venture entity is subject to the negotiation and execution of a definitive joint venture agreement between the parties.
     “The market for interior component products is severely distressed and we have indicated that we are actively engaged in finding a better solution for our customers and our shareholders,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “With the support of our customers, the proposed joint venture provides the best near and long-term opportunity to achieve a viable business model for this product segment, while also offering significant opportunities to participate in the ongoing restructuring and consolidation of the automotive supply industry.”
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     Peter Langerman, FMA’s Chief Executive Officer added, “Participating with world-class partners in the consolidation of this segment of the automotive supply business is a very attractive business proposition.”
     Since its founding in April, 2000, WL Ross & Co. LLC, has sponsored $4.5 billion of alternative investments in the steel, textiles, coal, automotive and financial services industries in the US, UK, France, China, Japan and Korea.
     Lear Corporation is one of the world’s largest suppliers of automotive interior components and systems. Lear provides complete seating systems, interior trim products and electrical & electronics systems. With annual net sales of $17 billion in 2004, Lear ranks #127 among the Fortune 500. The company’s world-class products are designed, engineered and manufactured by a diverse team more than 110,000 employees in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear stock is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
     Franklin Mutual Advisers, LLC manages the Mutual Series family of mutual funds and other accounts totaling more than $40 billion in assets. FMA is a subsidiary of Franklin Resources, Inc. [NYSE: BEN], a global investment management organization.